Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President – Finance and Treasurer	Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408

LIZ CLAIBORNE INC. ANNOUNCES ADDITIONAL $250 MILLION STOCK REPURCHASE AUTHORIZATION AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

New York, NY May 18, 2006 - Liz Claiborne Inc. (NYSE:LIZ) announced today that the Board of Directors extended the Company’s previously announced program to purchase its Common Stock by authorizing the purchase, from time to time and as market and business conditions warrant, of up to an additional $250 million of its Common Stock for cash in open market purchases and privately negotiated transactions. As of yesterday’s market close, the Company had approximately $78 million remaining on its prior authorization. At yesterday’s closing stock price, the total outstanding authorization of approximately $328 million represents approximately 8% of the Company’s current market capitalization. The total authorization since inception of the program is $2,175 million. As of yesterday’s market close, the Company had purchased approximately 95.7 million shares of Common Stock under the program at an aggregate purchase price of approximately $1,847 million. The last authorization was on May 19, 2005 for $250 million. As of yesterday’s market close, the Company had approximately 104.6 million shares outstanding. Repurchases will be funded through internally generated funds as well as under available credit facilities. Shares acquired will be available for use under the Company’s employee stock plans and for other general corporate purposes. No time limit was set for the completion of the program.

Paul R. Charron, Chairman and Chief Executive Officer of Liz Claiborne, said: “This additional stock repurchase authorization, combined with our continued focus on strategic acquisitions, evidences our commitment to the creation of shareholder value.”

In addition, the Company announced today that the Board of Directors has declared a regular cash dividend on the Company’s Common Stock at the rate of $0.05625 per share to be paid on June 15, 2006 to stockholders of record at the close of business on June 1, 2006. The declaration of any future dividends will be subject to the Company’s earnings, financial position, capital requirements and other relevant factors.

Liz Claiborne Inc. designs and markets an extensive range of branded women’s and men’s apparel, accessories and fragrance products. Our diverse portfolio of quality brands - available domestically and internationally via wholesale and retail channels - consistently meets the widest range of consumers’ fashion needs, from classic to contemporary, active to relaxed and denim to streetwear. Liz Claiborne Inc.’s brands include Axcess, Belongings, Bora Bora, C & C California, City Unltd., Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, Enyce, First Issue, Intuitions, J.H. Collectibles, Juicy Couture, Kenzie, Kenziegirl, Laundry by Shelli Segal, LIZ, Liz Claiborne, Lucky Brand Jeans, Mac & Jac, Mambo, Marvella, MetroConcepts, Mexx, Monet, Monet 2, Prana, Realities, Rhythm & Blues, Sigrid Olsen, Soul, Spark, Stamp 10, Tapemeasure, Tint, Trifari, Villager and Yzza. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men’s and women’s collections of DKNY® Jeans and DKNY® Active in the Western Hemisphere. The Company also has the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names.